OTTER CREEK MANAGEMENT, INC.
OTTER CREEK ADVISORS, LLC
October 2015

Code of Ethics (Part II) &
Policy on Insider Trading (Part III)

This is the Code of Ethics (the “Code”) of Otter Creek Management, Inc. and Otter Creek Advisors, LLC (collectively the “Firm”).  The Firm’s Policy on Insider Trading is attached as Appendix 8 hereto.

Things You Need to Know to Use This Code

1.           Terms in boldface type have special meanings as used in this Code.  To understand the Code, you need to read the definitions of these terms.  The definitions are at the end of the Code.

2.           To understand what parts of this Code apply to you, you need to know whether you are an Investment Person

If you don’t know, ask the Compliance Officer.

3.           This Code has three sections:

Part I	Applies to All Employees
Part II	Applies to All Employees
Part III	Applies to All Employees

NOTE:  For purposes of this Code, all shareholders or other beneficial owners of the Firm are considered Employees and/or Investment Persons as applicable. Employees shall also include temporary/contract workers, interns and independent contractors.

4.           There are three Reporting Forms under this Code.  You can get copies of the Reporting Forms from the Compliance Officer. Brokerage statements are used in lieu of these Reporting Forms.

5.           The Compliance Officer has the authority to grant written waivers of the provisions of this Code in appropriate instances.  However:

●	the Firm expects that waivers will be granted only in rare instances, and

●	some provisions of the Code that are mandated by law cannot be waived.

6.           The Firm’s management will review the terms and provisions of this Code at least annually and make amendments as necessary.

7.           The CCO shall provide all Employees with a copy of the Firm’s Code of Ethics and any amendments thereto and shall obtain a written acknowledgment of receipt of the Code and any amendments.

PART I
Applies to All Employees

A.           General Principles

The Firm is a fiduciary for its investment advisory clients.  Because of this fiduciary relationship, it is generally improper for the Firm or its Employees to:

●	use for their own benefit (or the benefit of anyone other than the client) information about the Firm’s trading or recommendations for client accounts; or

●	take advantage of investment opportunities that would otherwise be available for the Firm’s clients.

In addition, all Employees are required to comply with the following guidelines for professional standards:

●
At all times, all Employees must comply with applicable federal securities laws and must reflect the professional standards expected of those engaged in the investment advisory business, and they shall act within the spirit and the letter of the federal, state, and local laws and regulations pertaining to investment advisers and the general conduct of business.

●
All Employees are required to report any violation of the Code of Ethics, by any person, to the Compliance Officer or other appropriate persons of the Firm immediately. Such reports will be held in confidence.

●	Employees must place the interests of clients first. All Employees must scrupulously avoid serving his or her own personal interests ahead of the interests of the Firm’s clients.

●
All Employees are naturally prohibited from engaging in any practice that defrauds or misleads any client, or from engaging in any manipulative or deceitful practice with respect to clients or securities.

●	Employees must conduct all personal securities transactions in full compliance with this Code.

●
The Firm has adopted Insider Trading Policies that set parameters for the establishment, maintenance, and enforcement of policies and procedures to detect and prevent the misuse of material non-public information.

●	Employees are prohibited from accepting compensation for services from outside sources without the specific prior written permission of the Compliance Officer.

●
When any Employee faces a conflict or potential conflict between his or her personal interest and the interests of clients, he or she is required to immediately report the conflict to the Compliance Officer for instructions regarding how to proceed.

●
The recommendations and actions of the Firm are confidential and private matters. Accordingly, we have adopted a Privacy Policy to prohibit the transmission, distribution, or communication of any information regarding securities transactions in client accounts or other non-public information, except to broker/dealers or other bona fide service providers in the ordinary course of business. In addition, no information obtained during the course of employment regarding particular securities (including internal reports and recommendations) may be transmitted, distributed, or communicated to anyone who is not affiliated with the Firm, without the prior written approval of the  Compliance Officer.

●
The Firm shall not provide investment advisory services for compensation within two years after the Firm or any Covered Associate make a contribution to an elected official of a government entity (incumbent, candidate or successful candidate) who is in a position, directly or indirectly, to influence the selection of the Firm as investment adviser or to influence an investment in the Firm’s private funds. (This prohibition shall not apply to contributions by a Covered Associate who is a natural person if and to: (1) Officials who the Covered Associate was entitled to vote at the time of the contribution and which in the aggregate do not exceed $350 to any one official, per election, or to officials for whom the Covered Associate was not entitled to vote at the time of the contribution and which in the aggregate do not exceed $150 to any one official, per election; (2) The contribution was made more than six months prior to becoming a Covered Associate of the Firm unless such person, after becoming a Covered Associate, solicits clients on behalf of the Firm; or (3) The Firm returns any contribution (which cannot exceed $350) within four months of the date of the contribution and within 60 days of the date of discovery of the contribution. (Limited to one instance by the same Covered Associate, two instances for advisers with 50 or fewer employers or two instances for advisers with more than 50 Employees). All Covered Associates shall be required to report any contributions to OCM’s/OCA’s CCO in writing prior to making the contribution.

●
The Firm and its Covered Associates shall not coordinate or solicit any person to make any contributions to an elected official (incumbent, candidate or successful candidate) of a government entity that is an investor or seeking to become an investor in the Firm’s private funds and shall not coordinate or solicit payment to political parties of a state or locality which is an investor in the private funds or from whom the Firm is seeking an investment.

●
The Firm shall not agree to pay or pay a third party, such as a solicitor or placement agent, to solicit government entity investors, unless that third party is an executive officer, general partner, managing member (or similar status) or Employee of the Firm, an SEC-registered investment adviser in compliance with Rule 206(4)-5 or broker-dealer subject to similar restrictions imposed by FINRA.

 “Covered Associate” shall mean: (i) Any general partner, managing member or executive officer, or other individual with a similar status or function; (ii) Any Employee who solicits a government entity for the Firm and any person who supervises, directly or indirectly, such Employee; and (iii) Any political action committee controlled by the Firm or by any of the aforementioned persons.

“Political Contribution” - “Political Contribution” or “Contribution” shall include a gift, subscription, loan, advance, deposit of money, or anything of value including payments for debts incurred in an election.

The Firm treats violations of this Code (including violations of the spirit of the Code) very seriously.  If you violate either the letter or the spirit of this Code, the Firm may take disciplinary measures against you, including, without limitation, imposing penalties or fines, reducing your compensation, demoting you, requiring unwinding of the trade, requiring disgorgement of trading gains, suspending or terminating your employment, or any combination of the foregoing.

Improper trading activity can constitute a violation of this Code.  But you can also violate this Code by failing to file required reports, or by making inaccurate or misleading reports or statements concerning trading activity or securities accounts.  Your conduct can violate this Code even if no clients are harmed by your conduct.

If you have any doubt or uncertainty about what this Code requires or permits, you should ask the Compliance Officer.  Please do not guess at the answer.

B.           Insider Trading

As an Employee of the Firm, you are subject the Firm’s Policy on Insider Trading, which is attached as Appendix 8 to this Code.  Your acknowledgment that you have received and reviewed this Code is also an acknowledgment that you have received and reviewed the Firm’s Policy on Insider Trading.

C.           Gifts to or from Brokers or Clients

No Employees may accept or receive on their own behalf or on behalf of the Firm any gift or other accommodation which has a value in excess of $100.00 from any vendor, broker, securities salesman, client or prospective client (a “business contact”).  The Compliance Officer may, from time to time, issue guidelines as to the type and value of items that would be considered subject to this restriction.  This prohibition applies equally to gifts to members of the Family/Household of Firm Employees.

No Employees may give on their own behalf or on behalf of the Firm any gift or other accommodation to a business contact that may be construed as an improper attempt to influence the recipient.

These policies are not intended to prohibit normal business entertainment.

D.           Service on the Board or as an Officer of Another Company

To avoid conflicts of interest, inside information and other compliance and business issues, the Firm prohibits all its Employees from serving as officers or members of the board of any other entity, except with the advance written approval of the Compliance Officer.  The Firm can deny approval for any reason.  This prohibition does not apply to service as an officer or board member of any not-for-profit, charitable foundation, organization or similar entity. In addition, the Firm prohibits all Employees from serving as officers or members of the board of any company that is a portfolio holding of the Otter Creek Long/Short Opportunity Fund.

E.Pay to Play

On a quarterly basis, the CCO shall conduct a review of OCM’s/OCA’s political entity client list as well as any contributions reported by Covered Associates to ensure compliance with OCM’s/OCA’s pay to play policies and procedures.

PART II

Applies to All Employees

Code of Ethics

Otter Creek Management, Inc./Otter Creek Advisors, LLC (collectively the “Firm”) has adopted this Code of Ethics (the “Code”) in order to comply with the fiduciary principles that govern Otter Creek Management, Inc. and Otter Creek Advisors, LLC. Rule 204A-1 under the Investment Advisors Act of 1940 (“Advisors Act”) requires all investment advisors registered with the Securities and Exchange Commission (“SEC”) to adopt a Code of Ethics that sets forth standards of conduct and requires compliance with federal securities laws.  Additionally, Rule 17j-1 (the “Rule”) under the Investment Company Act of 1940 (the “Investment Company Act”) requires investment advisors to mutual funds to adopt a written Code of Ethics and to report any material compliance violations.

For the purposes of this Code, “Access Person” means (i) all management personnel (officers, directors and partners) of the Firm, and (ii) any other Employee of the Firm who has access to information regarding the purchase or sale of securities by the Firm or the portfolio holdings of any of its Clients, or who is involved in making recommendations with respect to purchases or sales of securities.  The Firm does not have sufficient physical or electronic barriers in place to prevent all Employees from accessing information regarding the purchase or sale of securities by the Firm or the portfolio holdings of any of its Clients.  As a result, the Firm treats all Employees as Access Persons for the purpose of this Code.

The following defined terms supplement the defined terms included within the Code.
Beneficial Ownership means any opportunity, directly or indirectly, to profit or share in the profit from any transaction in securities.  It also includes transactions over which you exercise investment discretion (other than for a client of the Firm), even if you don’t share in the profits.

Beneficial Ownership is a very broad concept.  Some examples of forms of Beneficial Ownership include:

●	Securities held in a person’s own name, or that are held for the person’s benefit in nominee, custodial or “street name” accounts.

●
Securities owned by or for a partnership in which the person is a general partner (whether the ownership is under the name of that partner, another partner or the partnership or through a nominee, custodial or “street name” account).

●
Securities that are being managed for a person’s benefit on a discretionary basis by an investment adviser, broker, bank, trust company or other manager, unless the securities are held in a “blind trust” or similar arrangement under which the person is prohibited by contract from communicating with the manager of the account and the manager is prohibited from disclosing to the person what investments are held in the account.  (Just putting securities into a discretionary account is not enough to remove them from a person’s Beneficial Ownership.  This is because, unless the account is a “blind trust” or similar arrangement, the owner of the account can still communicate with the manager about the account and potentially influence the manager’s investment decisions.)

●	Securities in a person’s individual retirement account.

●	Securities in a person’s account in a 401(k) or similar retirement plan, even if the person has chosen to give someone else investment discretion over the account.

●	Securities owned by a trust of which the person is either a trustee or a beneficiary.

●
Securities owned by a corporation, partnership or other entity that the person controls (whether the ownership is under the name of that person, under the name of the entity or through a nominee, custodial or “street name” account).

●	Securities owned by an investment club in which the person participates.

This is not a complete list of the forms of ownership that could constitute Beneficial Ownership for purposes of this Code.  You should ask the Compliance Officer (defined below) if you have any questions or doubts at all about whether you or a member of your Family/Household would be considered to have Beneficial Ownership in any particular situation.

Compliance Officer or CCO means Justin A. Beals, or another person that he designates to perform the functions of Compliance Officer when he is not available.  For purposes of reviewing the Compliance Officer’s own transactions and reports under this Code, the functions of the Compliance Officer are performed by Roger Keith Long.

Covered Security means anything that is considered a “security” under the Investment Company Act of 1940, except:

●	Direct obligations of the U.S. Government.

●	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt obligations, including repurchase agreements.

●	Shares of open-end investment companies that are registered under the Investment Company Act (mutual funds),

●	Shares issued by unit investment trusts that are exclusively invested in one or more open-ends funds

●	Securities transactions with respect to an automatic dividend reinvestment plan

This is a very broad definition of security.  It includes most kinds of investment instruments, including things that you might not ordinarily think of as “securities,” such as:

●	options on securities, on indexes and on currencies;

●	investments in all kinds of limited partnerships;

●	investments in foreign unit trusts and foreign mutual funds; and

●	investments in private investment funds and hedge funds.

If you have any question or doubt about whether an investment is a considered a security or a Covered Security under this Code, ask the Compliance Officer.

Members of your Family/Household include:

●	Your spouse or domestic partner (unless they do not live in the same household as you and you do not contribute in any way to their support).

●	Your children under the age of 18.

●	Your children who are 18 or older (unless they do not live in the same household as you and you do not contribute in any way to their support).

●
Any of these people who live in your household:  your stepchildren, grandchildren, parents, stepparents, grandparents, brothers, sisters, parents-in-law, sons-in-law, daughters-in-law, brothers-in-law and sisters-in-law, including adoptive relationships.

Comment - There are a number of reasons why this Code covers transactions in which members of your Family/Household have Beneficial Ownership.  First, the SEC regards any benefit to a person that you help support financially as indirectly benefiting you, because it could reduce the amount that you might otherwise contribute to that person’s support.  Second, members of your household could, in some circumstances, learn of information regarding the Firm’s trading or recommendations for client accounts, and must not be allowed to benefit from that information.

A.           General Prohibitions Under the Investment Company Act

Rule 17j-1(b)(1)-(4) under the Investment Company Act prohibits fraudulent activities by affiliated persons of a registered investment adviser to a registered mutual fund (“Fund”), such as the Firm. Specifically, it is unlawful for any of these persons to:

(a)          employ any device, scheme or artifice to defraud a Fund;

(b)
make any untrue statement of a material fact to a Fund or omit to state a material fact necessary in order to make the statements made to a Fund, in light of the circumstances under which they are made, not misleading;

(c)	engage in any act, practice or course of business that operates or would operate as a fraud or deceit on a Fund; or

(d)           engage in any manipulative practice with respect to a Fund.

B.           Administration of Code of Ethics

(a)
On an annual basis, the CCO must provide the Board of Trustees (the “Board”) of a Fund with a written report, which: (1) describes any issues arising under this Code or procedures since the last report to the Board, including, but not limited to, information about material violations of this Code or procedures and sanctions imposed in response to the material violations; and (2) certifies that the Firm has adopted procedures reasonably necessary to prevent its Access Persons from violating the Code.;

(b)
The CCO shall circulate the Code and receive an acknowledgement from each Employee that the Code has been read and understood (see Appendix 4).  The CCO will identify all Access Persons and inform them of their reporting obligations under this Code; and

(c)
The CCO shall review all reports submitted by Access Persons for compliance with this Code, and the Firm’s policies and procedures.  The CCO shall compare all reports with completed and contemplated portfolio transactions of a Fund to determine whether a possible violation of the Code and/or other applicable trading policies and procedures may have occurred.

C.           Reporting Requirements

All Access Persons are required to submit the following reports to the CCO.  Copies of all reporting forms may be obtained from the CCO.

1.           Initial Holdings Reports (See Appendix 5).  No later than 10 calendar days after a person becomes an Access Person (or within 10 days of the adoption of this Code if the person was already an Employee at the time of its adoption), the Access Person must file an Initial Holdings Report with the CCO.

The Initial Holdings Report requires a list of all Covered Securities in which the Access Person (or members of his or her Family/Household) has Beneficial Ownership.  It also requires a list of all brokers, dealers and bank accounts maintained in which any securities (not just Covered Securities) were held for the direct or indirect benefit of the Access Person or a member of his or her Family/Household on the date he or she became an Access Person (or on the date this Code was adopted, if he or she was already an Employee on such date).  The information on the Initial Holdings Report must be current as of a date no more than 45 days prior to the date the person becomes an Access Person.

2.           Quarterly Transaction Reports (See Appendix 6).  No later than 10 calendar days after the end of March, June, September and December each year, all Access Persons must file a Quarterly Transaction Report with the CCO.

The Quarterly Transaction Report requires a list of all transactions and dates of those transactions during the most recent calendar quarter in Covered Securities in which the Access Person (or a member of his or her Family/Household) had Beneficial Ownership.  It also requires a list of all brokers, dealers and banks where an Access Person or a member of his or her Family/Household established an account in which any securities (not just Covered Securities) were held, and the date the account was established, during the quarter for the direct or indirect benefit of the Access Person or a member of his or her Family/Household.

An Access Person may satisfy this requirement if (i) he or she or any member of his or her Family/Household that has a securities account with any broker, dealer or bank, directs that broker, dealer or bank to send, directly to the CCO, contemporaneous duplicate copies of all periodic statements relating to that account (or if he or she provided timely copies of all such statements to the CCO), and (ii) all transactions in Covered Securities are listed on such statements, and the statements include all of the information required by the Quarterly Transaction Report; provided that such statements must be provided no less frequently than quarterly and within ten (10) days of the end of the relevant period.

3.           Annual Holdings Reports (See Appendix 7).  By January 31st of each year, all Access Persons must file an Annual Holdings Report with the CCO.

The Annual Holdings Report requires the Access Person to list all Covered Securities in which he or she (or a member of his or her Family/Household) had Beneficial Ownership, and the dates held, as of December 31st of the prior year.  It also requires a list of all brokers, dealers and banks where the Access Person or a member of his or her Family/Household maintained an account in which any securities (not just Covered Securities) were held, and the date the report is submitted, for the direct or indirect benefit of the Access Person or a member of his or her Family/Household on December 31st of the prior year.  This requirement may be satisfied by providing contemporaneous duplicate copies of periodic account statements by January 31st of each year, which contain all of the information required by the Annual Holdings Report.  The information in the Annual Holdings Report must current as of a date no more than 45 days before the report is submitted.

D.           Recordkeeping

The CCO, or a designee, shall maintain or cause to be maintained in a readily accessible place the following records:

(a)           A copy of all Codes adopted by the Firm that have been in effect during the past five years;

(b)           A record of any violation of this Code and any action that was taken as a result of such violation for a period of five years from the end of the fiscal year in which the violation occurred;

(c)           A record of compliance certifications for each Access Person for the last five years;

(d)           A copy of all reports made pursuant to Advisers Act Rule 204A-1 and Rule 17j-1 of the Investment Company Act;

(e)           A copy of each report made by an Access Person, including any information provided in lieu of a report, pursuant to this Code, for at least five years after the end of the fiscal year in which the report is made or the information is provided;

(f)           A copy of each report provided to the Board of a Fund, pursuant to this Code, for at least five years after the end of the fiscal year in which the report is made.

(e)           A list of all persons who are, or within the preceding five years have been, Access Persons or who are or were responsible for reviewing reports submitted by Access Persons within the preceding five years;

(f)           A record of any decision and the reasons therefore, to permit investments in IPOs or Limited Offerings (as defined below).

E.           Transaction Restrictions

1.	Prohibition on Trading in Covered Securities held by a Client or that are Being Considered for Purchase or Sale for a Client.

You are prohibited from trading in a Covered Security that is being considered for purchase or sale on a client’s behalf.  Exceptions to the prohibition may be granted upon receiving pre-approval from the Firm’s Compliance Officer.

2.           Preclearance.

The Firm requires preclearance of personal securities transactions in Covered Securities.  Preclearance may be granted upon request via the Personal Trade Request Form. (A copy of the Personal Trade Request Form can be obtained from the Compliance Officer.)

Preclearance may also be granted upon request via e-mail, preferably, or via telephone, or other verbal request. In such cases, the Personal Trade Request Form may be submitted post trade.

The approval is valid for the day on which it is granted and the immediately following business day.  The Compliance Officer may revoke a preclearance any time after it is granted and before you execute the transaction.  The Compliance Officer may deny or revoke preclearance for any reason.  In no event will preclearance be granted for any Covered Security if the Firm has a buy or sell order pending for that same security or a closely related security (such as an option relating to that security, or a related convertible or exchangeable security).

3.           Transaction Reporting.

Transactions in Covered Securities by you and members of your Family/Household must be reported to the Firm’s Compliance Officer by the end of the day on which the transaction is executed and the transaction will be disseminated across the Firm.

4.           Limited Offerings.

Neither you nor any member of your Family/Household may acquire any Beneficial Ownership in any security (not just Covered Securities) in a Limited Offering, except with the specific, advance written approval of the Compliance Officer, which the Compliance Officer may deny for any reason.  A Limited Offering means an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(a)(2) or section 4(a)(5) or pursuant to rule 504, rule 505, or rule 506 under the Securities Act of 1933.

5.           Prohibition on Initial Public Offerings.

Neither you nor any member of your Family/Household may acquire any Beneficial Ownership in any security (not just Covered Securities) in an initial public offering without prior approval of the Compliance Officer.

6.           Holding Period and Options Restriction

Unless otherwise approved by the CCO in writing, you and members of your Family/Household shall hold all Covered Securities for a minimum of 30 calendar days after purchase of the Covered Security.  In addition, during the 30 day period no options shall be traded on the underlying Covered Securities in a manner that creates a constructive sale or purchase, effectively mitigating the minimum holding period.  Options may be purchased during that period to increase the position of the Covered Security.

Part III
Applies to all Employees

Policy on Insider Trading

15-Day Blackout Period

The 15-day blackout period described below applies to Employees of the Firm who are most likely to have access to information about which securities will be sold on behalf of client accounts.  It is designed to prevent f activities that create conflicts with the interests of clients. The term Employee as used herein shall include all Associated Person/Employees including Investment Persons

No Employee (including any member of the Family/Household of such Employee) may purchase or sell any Covered Security within the seven calendar days immediately before or after a calendar day on which any client account managed by the Firm  purchases or sells that Covered Security (or any closely related security, such as an option or a related convertible or exchangeable security), unless the Employee had no actual knowledge that the Covered Security (or any closely related security) was being considered for  purchase/sale or was in fact purchased/sold for any client account.  Note that the total blackout period is 15 days (the day of the client trade, plus seven days before and seven days after).

NOTE:  It sometimes happens that an Employee determines – within the seven calendar days after the day he or she (or a member of his or her Family/Household) has purchased or sold for his or her own account a Covered Security that was not, to the Employee’s knowledge, then under consideration for purchase/sale by any client account--that it would be desirable for client accounts as to which the Employee is responsible for making recommendations or investment decisions to purchase or sell the same Covered Security (or a closely related security).  In this situation, the Employee MUST put the clients’ interests first and promptly make the recommendation or investment decision in the clients’ interest, rather than delaying the decision for clients until after the seventh day following the day of the transaction for the Employee’s (or Family/Household member’s) own account to avoid conflict with the blackout provisions of this Code.

The Firm recognizes that certain situations may occur entirely in good faith and will not take disciplinary measures in such instances if it appears that the Employee acted in good faith and in the best interests of the Firm’s clients.  The above notes are not intended to specify instances of compliance and non-compliance with the 15-day Blackout Period restrictions, but rather are provided for clarification purposes to help ensure that any apparent or real conflicts that may arise between compliance with the Blackout Period and the pursuit of clients’ interests are always resolved in favor of the clients’ interests.

The blackout requirements do not apply to the following categories of transactions:

●
Transactions that occur by operation of law or under any other circumstance in which neither the Employee nor any member of his or her Family/Household exercises any discretion to buy or sell or makes recommendations to a person who exercises such discretion.

●	Purchases of Securities pursuant to an automatic dividend reinvestment plan.

●
Purchases pursuant to the exercise of rights issued pro rata to all holders of the class of Covered Securities held by the Employee (or Family/Household member) and received by the Employee (or Family/Household member) from the issuer.

Appendix 1
Definitions

These terms have special meanings in this Code of Ethics:

Investment Person
Beneficial Ownership
Compliance Officer
Covered Security
Family/Household
Investment Person

The special meanings of these terms as used in this Code of Ethics are explained below.  Some of these terms (such as “beneficial ownership”) are sometimes used in other contexts, not related to Codes of Ethics, where they have different meanings.  For example, “beneficial ownership” has a different meaning in this Code of Ethics than in the SEC’s rules for proxy statement disclosure of corporate directors’ and officers’ stockholdings, or in determining whether an investor must file 13D or 13G reports with the SEC.

IMPORTANT:  If you have any doubt or question about whether an investment, account or person is covered by any of these definitions, ask the Compliance Officer.  Please do not guess at the answer.

Beneficial Ownership means any opportunity, directly or indirectly, to profit or share in the profit from any transaction in securities.  It also includes transactions over which you exercise investment discretion (other than for a client of the Firm), even if you don’t share in the profits.

Beneficial Ownership is a very broad concept.  Some examples of forms of Beneficial Ownership include:

●	Securities held in a person’s own name, or that are held for the person’s benefit in nominee, custodial or “street name” accounts.

●
Securities owned by or for a partnership in which the person is a general partner (whether the ownership is under the name of that partner, another partner or the partnership or through a nominee, custodial or “street name” account).

●
Securities that are being managed for a person’s benefit on a discretionary basis by an investment adviser, broker, bank, trust company or other manager, unless the securities are held in a “blind trust” or similar arrangement under which the person is prohibited by contract from communicating with the manager of the account and the manager is prohibited from disclosing to the person what investments are held in the account.  (Just putting securities into a discretionary account is not enough to remove them from a person’s Beneficial Ownership.  This is because, unless the account is a “blind trust” or similar arrangement, the owner of the account can still communicate with the manager about the account and potentially influence the manager’s investment decisions.)

●	Securities in a person’s individual retirement account.

●	Securities in a person’s account in a 401(k) or similar retirement plan, even if the person has chosen to give someone else investment discretion over the account.

●	Securities owned by a trust of which the person is either a trustee or a beneficiary.

●
Securities owned by a corporation, partnership or other entity that the person controls (whether the ownership is under the name of that person, under the name of the entity or through a nominee, custodial or “street name” account).

●	Securities owned by an investment club in which the person participates.

This is not a complete list of the forms of ownership that could constitute Beneficial Ownership for purposes of this Code.  You should ask the Compliance Officer if you have any questions or doubts at all about whether you or a member of your Family/Household would be considered to have Beneficial Ownership in any particular situation.

Compliance Officer means Justin A. Beals, or another person that he designates to perform the functions of Compliance Officer when he is not available.  For purposes of reviewing the Compliance Officer’s own transactions and reports under this Code, the functions of the Compliance Officer are performed by Roger Keith Long.

Covered Security means anything that is considered a “security” under the Investment Company Act of 1940, except:

●	Direct obligations of the U.S. Government.

●	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt obligations, including repurchase agreements.

●	Shares of open-end investment companies that are registered under the Investment Company Act (mutual funds),

●	Shares issued by unit investment trusts that are exclusively invested in one or more open-ends funds

●	Securities transactions with respect to an Automatic Dividend Reinvestment Plan

This is a very broad definition of security.  It includes most kinds of investment instruments, including things that you might not ordinarily think of as “securities,” such as:

●	options on securities, on indexes and on currencies;

●	investments in all kinds of limited partnerships;

●	investments in foreign unit trusts and foreign mutual funds; and

●	investments in private investment funds and hedge funds.

If you have any question or doubt about whether an investment is a considered a security or a Covered Security under this Code, ask the Compliance Officer.

Members of your Family/Household include:

●	Your spouse or domestic partner (unless they do not live in the same household as you and you do not contribute in any way to their support).

●	Your children under the age of 18.

●	Your children who are 18 or older (unless they do not live in the same household as you and you do not contribute in any way to their support).

●
Any of these people who live in your household:  your stepchildren, grandchildren, parents, stepparents, grandparents, brothers, sisters, parents-in-law, sons-in-law, daughters-in-law, brothers-in-law and sisters-in-law, including adoptive relationships.

Comment - There are a number of reasons why this Code covers transactions in which members of your Family/Household have Beneficial Ownership.  First, the SEC regards any benefit to a person that you help support financially as indirectly benefiting you, because it could reduce the amount that you might otherwise contribute to that person’s support.  Second, members of your household could, in some circumstances, learn of information regarding the Firm’s trading or recommendations for client accounts, and must not be allowed to benefit from that information.

Investment Person means any Employee of the Firm who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of any securities (even if they’re not Covered Securities) for any client account, or whose functions relate to the making of any recommendations with respect to purchases and sales; and any natural person who directly or indirectly has a 25% or greater interest in the Firm and obtains information concerning recommendations made to any client of the Firm regarding the purchase or sale of any securities (even if they’re not Covered Securities) by the client.

Appendix 2
Employees and Investment Persons

NAME	TITLE	ACKNOWLEDGEMENT OF RECEIPT OF CODE OF ETHICS	IS THIS PERSON INVESTMENT PERSONNEL?

R. Keith Long	President, Director, Chairman of the Board		Yes

Tyler C. Walling	Investment Professional		Yes

Michael J. Winter	Investment Professional		Yes

Lori A. Fisher	Administrative Manager		No

Joseph W. Ritter	Director of Operations		No

Justin A. Beals	Compliance Officer		No

Gordon T. Williams	Director of Business Development	Director of Business Development	No

Appendix 3
Form of Authorization Letter

Date

Name of Broker
Address

Re:  Brokerage Statements of [name of employee]

To Whom it May Concern:

The above referenced person is an employee of Otter Creek Management, Inc./Otter Creek Advisors, LLC  Federal securities law requires that we monitor the personal securities transactions of certain key employees.  By this Authorization Letter, and the acknowledgement of the employee below, please forward duplicate copies of the employee’s brokerage statements to:

Justin A. Beals
Chief Compliance Officer
Otter Creek Management, Inc.
Otter Creek Advisors, LLC
222 Lakeview Ave., Ste. 1100
West Palm Beach, FL 33401
(561) 832-4110 phone
(561) 655-6902 fax

Should you have any questions, please contact the undersigned at (561) 832-4110.

Very truly yours,

Justin A. Beals

AUTHORIZATION:

I hereby authorize you to release duplicate brokerage statements to be sent my employer.

Signature:   ________________________________________________________________________________________________________________
Name:  ________________________________________________________________________________________________________________
SSN:  ________________________________________________________________________________________________________________

Account Numbers: __________________________________________________________________________

Appendix 4
Employee Certification

(Complete within ten days of employment and the first thirty one days of each year)

Date Submitted:   ______________________________

I hereby certify that I have read and understand and agree to abide by and have abided by (for annual certifications) the policies set forth in the Otter Creek Management, Inc./Otter Creek Advisors, LLC Code of Ethics.

I further certify that I have disclosed all legal and disciplinary events for which I am, or have been, personally involved, including information regarding any actions or fines by any Self-Regulatory Organization.

To comply with the Records Policy and, if applicable, the reporting requirements of the Firm’s Code of Ethics, I further certify that I have directed each broker with whom I have an account to send to the Otter Creek Management, Inc. Otter Creek Advisors, LLC designated Compliance Officer duplicate copies of all periodic statements relating to my account(s) and have complied with the reporting requirements of the policy and Code of Ethics.  My initials below indicate my status in reporting personal securities transactions and holdings:

_______________
I have already disclosed all securities accounts maintained by me or any member of my immediate Family/Household to Otter Creek Management, Inc./Otter Creek Advisors, LLC and there have been no changes.

_______________
I have already disclosed securities accounts maintained by me or any member of my immediate Family/Household to Otter Creek Management, Inc./Otter Creek Advisors, LLC but new account information is attached to the back of this certificate.

_______________	Information regarding all securities accounts maintained by me or any member of my immediate Family/Household accompanies this certificate.

_______________	No member of my immediate Family/Household maintains any brokerage accounts or beneficially owns any securities that require reporting as indicated in the Code of Ethics.

EMPLOYEE	DATE

REVIEWED BY:

(COMPLIANCE OFFICER SIGNATURE)	DATE

Appendix 5
Initial Holdings Report
(complete within 10 days of employment)

(page 1 of 2)

To:           Compliance Officer

From:  _     ________________________________________
(Access Person – Please Print)

NOTE: IN LIEU OF THE REPORTING FORM, DUPLICATE COPIES OF BROKERAGE STATEMENTS MAY BE SUBMITTED PROVIDED THE STATEMENTS INCLUDE THE INFORMATION REQUIRED BELOW

Re: Initial Personal Securities Holdings Report pursuant to Rule 204-2(a)(13) of the Investment Advisers Act, as amended:

As of,       201      , I hold the following Covered Securities:

Security Title*	Type of Security	Ticker/CUSIP	# Shares	Principal Amount	Name of Broker Dealer

*Include interest rate and maturity date if applicable

(page 2 of 2)

☐      The following broker/dealer bank or other custodian hold accounts which are invested in Non-Reportable Securities in which I have Beneficial Ownership.

Name of Broker, Dealer, or Bank	Account Title	Account Number

Use additional sheet(s) if necessary

☐      As of     , 201 , I do not have any direct or indirect Beneficial Ownership in any account containing any securities. However, I agree to promptly notify the designated Compliance Officer, if any such account is opened, so long as I am associated with Otter Creek Management, Inc./Otter Creek Advisors, LLC.

Signed:	Date:

Report reviewed by:	Date:

Appendix 6
Quarterly Transaction Report
(complete within ten days of the calendar quarter-end)

(page 1 of 2)

To:           Compliance Officer

From:  _________________________________________
(Access Person – Please Print)

NOTE: IN LIEU OF THE REPORTING FORM, DUPLICATE COPIES OF BROKERAGE STATEMENTS MAY BE SUBMITTED PROVIDED THE STATEMENTS INCLUDE THE INFORMATION REQUIRED BELOW

Re: Quarterly Report of Personal Securities Transactions pursuant to Rule 204-2(a)(13) of the Investment Advisers Act, as amended:

During the quarter ending     , I have purchased, sold, or have otherwise obtained Beneficial Ownership in the following securities:

Date	Nature of the Transaction	Security Title*	Ticker/CUSIP	# Shares	Price	Principal Amount	Name of Broker Dealer

*Include interest rate and maturity date if applicable

Use additional sheet(s) if necessary

(page 2 of 2)

☐	During the above period, I have not purchased or sold any Covered Securities in my personal brokerage account or in any account in which I have a direct or indirect Beneficial Ownership.

☐	During the above period, I have disclosed below any new accounts in which I have a direct or indirect Beneficial Ownership.

                BROKERAGE ACCOUNTS OPENED DURING QUARTER

NAME OF INSTITUTION AND ACCOUNT HOLDERS’ NAME (I.E., YOU, SPOUSE, CHILD)	DATE ACCOUNT WAS ESTABLISHED	ACCOUNT NUMBER	HAVE YOU REQUESTED DUPLICATE STATEMENTS?

☐
I do not currently have any Beneficial Ownership in any covered accounts. However, I agree to promptly notify Otter Creek Management, Inc./Otter Creek Advisors, LLC if I obtain Beneficial Ownership in any account, so long as I am an Access Person of Otter Creek Management, Inc./Otter Creek Advisors, LLC.

Signed:	Date:

Report reviewed by:	Date:

Appendix 7
Annual Holdings Report
(to be completed within thirty one days of each year-end)

To:           Compliance Officer

From:  _______________________________________
(Access Person – Please Print)

NOTE: IN LIEU OF THE REPORTING FORM, DUPLICATE COPIES OF BROKERAGE STATEMENTS MAY BE SUBMITTED PROVIDED THE STATEMENTS INCLUDE THE INFORMATION REQUIRED BELOW

Re: Annual Personal Securities Holdings Report pursuant to Rule 204-2(a)(13) of the Investment Advisers Act, as amended:

As of,       201      , I hold the following Covered Securities:

Security Title*	Type of Security	Ticker/CUSIP	# Shares	Principal Amount	Name of Broker Dealer

☐  The following broker/dealer, bank, or other custodian holds accounts, which are invested in Non-Reportable Securities in which I have Beneficial Ownership.

Name of Broker, Dealer, or Bank	Account Title	Account Number

Use additional sheet(s) if necessary

☐   As of     , 201 , I do not have any direct or indirect Beneficial Ownership in any account containing any securities. However, I agree to promptly notify the designated Compliance Officer, if any such account is opened, so long as I am associated with Otter Creek Management, Inc./Otter Creek Advisors, LLC.

Signed:	Date:

Report reviewed by:	Date:

Appendix 8

Policy On Insider Trading

Securities trading by Employees of Otter Creek Management, Inc./Otter Creek Advisors, LLC  (collectively the “Firm”) must at all times be consistent with the federal securities laws and with the Firm’s own internal guidelines.  In some respects, the Firm’s internal rules may be more restrictive than the legal rules because of the value that the Firm placed on its reputation for integrity and the Firm’s desire to avoid even the appearance of impropriety.  The law imposes severe sanctions for violations of the insider trading laws, and the Firm takes very seriously the need to ensure compliance with the securities laws and its own policies.  All Employees are subject to this Policy.

I.           THE RULES

The following are the Firm’s rules governing inside information.  These rules apply regardless of whether the Employee has obtained the inside information as a part of his or her job.

A.           Employees May Not Trade While in Possession of Inside Information

No Firm Employee may buy or sell, or participate in a decision to buy or sell, a security for any account while in possession of inside information about the security or the issuer.  This is a complete ban and applies to any account in which the Employee plays any role in making investment decisions or exercises any investment discretion, regardless of whether the Employee has a personal economic or ownership interest, including such accounts as:

●	any personal account of the Employee;

●
any account in which the Employee exercises investment discretion, including any account held by an immediate member of the Family/Household, any account held by a corporation in which the Employee is a shareholder or officer, and any account for which the Employee serves as trustee, guardian or executor;

●	any account over which the Employee has trading authority as part of his or her job or on the basis of having actual control over the account, whether via a power of attorney or otherwise;

●	any account managed by the Firm; and

●	in any account administered by the Firm.

B.           Employees May Not Disclose Inside Information to Any Other Person

No Employee may disclose inside information to any other person, inside or outside the Firm, except in accordance with the procedures of Section III B of this Policy.

No Employee, while in possession of inside information, may recommend or advise that any other person, inside or outside the Firm (including clients, fellow Employees, friends or relatives) trade, or refrain from trading any securities of the issuer to which the inside information relates.

II.           DEFINITION OF INSIDE INFORMATION

When used in this policy, Inside Information shall have the following meaning:

Inside information is information about a company or other issuer of securities that is both material and nonpublic.  If you have inside information about a company, this Policy applies to any securities issued by that company.

The terms material and nonpublic are defined in the following sections.  These definitions may be broader than the applicable legal standards because the Firm’s policies in some respect hold Employees to a higher standard that that required by the federal securities laws.

If you are in doubt as to whether information that you have may be considered to be “material” or “nonpublic,” do not trade in the security and do not disclose that information to anyone else.  The Firm may consult  counsel as to whether the information you have is inside information.

●	Material

Information is “material” if there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decision, or if public disclosure of that information would reasonably be expected to affect the price of the security or related securities of the issuer.  The information need not be so important that it would have changed the investor’s decision to buy or sell.

●	Nonpublic

Information is “nonpublic” when it has not been disseminated in a manner making it available to investors generally.  Information is “public” when it has been made available to investors generally by such means as national business and financial news services (e.g., Dow Jones, Bloomberg or Reuters), and national news services (e.g., Associated Press, New York Times or Wall Street Journal).

Information may be “public” in situations additional to those listed above.  If there is any doubt about whether information is public, bring the situation to the attention of the Compliance Officer to determine whether the Firm should consult with outside counsel before trading and before disclosing that information to any other person.

III.           WHAT TO DO WHEN YOU ACQUIRE INSIDE INFORMATION

A.           How do Employees come into possession of inside information?

Firm Employees may come into possession of inside information in a variety of ways.  For example:

●
In the course of seeking the Firm’s concurrence with a proposed corporate action, an issuer may disclose inside information that it believes would be pertinent to the Firm’s evaluation of that proposed action.

●	In a discussion with an employee of an issuer, a Firm Employee may learn information about the issuer, which is inside information.

●	Employees may learn inside information through personal sources, such as a spouse whose company is involved in a transaction, or even from overhearing a conversation.

The fact that an Employee has learned inside information does not mean that the Employee has done anything wrong.  To the contrary, there are situations where a Firm Employee will learn inside information about a public company as a necessary part of performing his or her job.  At the same time, where you do not need inside information in order to do your job, you should try to avoid receiving it.

B.           What to do when you acquire inside information

1.           DO NOT TRADE IN ANY SECURITIES OF THE ISSUER.

●
You may not trade any security of the company or other issuer about which you have inside information until you are informed that you are free to do so.  If you believe that the inside information has become public information or that it is no longer material, you should contact the Compliance Officer. You may not trade until you have received clearance to do so.

●	Do not recommend to anyone else that he or she trade in any securities of the issuer. Such recommendations are prohibited even if you do not also disclose the inside information.

2.	DO NOT DISCLOSE THE INFORMATION TO ANYONE ELSE, EXCEPT, AS NECESSARY, TO THE COMPLIANCE OFFICER.

3.	BRING THE SITUATION TO THE ATTENTION OF THE COMPLIANCE OFFICER.

●	The Compliance Officer will give you instructions as to what you should do. Those instructions may include the following:

- You may be told the information does not constitute “inside information” and that you are free to trade the securities and disclose the information.

- You may be instructed that the information is inside information and may not be disclosed to anyone else without express clearance from the Compliance Officer.

C.           Other steps to protect the confidentiality of inside information

The following requirements apply to all Employees who come into possession of inside information:

●
Do not leave documents containing inside information at copiers, in conference rooms or in any other place where they could be viewed by unauthorized persons.  When such documents are not being used, store them in a secure location.

●	Use passwords or other means to limit access to computer material containing inside information.

●
Do not discuss inside information in public places, such as social gatherings, hallways, office areas open to other Employees, elevators, restaurants, trains, taxi cabs, other public transportation or places where they might be overheard.

IV.           SANCTIONS

Violations of this policy may in some cases also constitute violations of law and of the rules of regulatory and self-regulatory organization.  Penalties for violating applicable laws and regulations are severe, and may include substantial fines against those who misuse inside information, against their supervisors and management, and against the Firm, as well as jail sentences, industry bars, or a combination of these sanctions.

Whether or not their conduct violates applicable laws or regulations, Employees who violate this policy are subject to disciplinary action by the Firm up to and including dismissal.

OTTER CREEK MANAGEMENT, INC.
OTTER CREEK ADVISORS, LLC

Reporting Employee Securities Transactions

Subject to the exceptions found in the Code of Ethics & Policy on Insider Trading of Otter Creek Management, Inc. and Otter Creek Advisors, LLC (collectively the “Firm”), all Employee transactions for Covered Securities require day end reporting and delivery  of statements on a monthly basis to the Compliance Officer.  Records of all such reporting/statements will be maintained and reviewed quarterly by the Compliance Officer.

Records that are required to be kept by the Firm in respect of securities transactions by its Employees must contain the title and amount of the security involved, the date and nature of the transaction (purchase, sale, and acquisition), the price at which the transaction was effected, and the name of the broker with whom the transaction was effected.  It is permissible to include in such records a disclaimer where appropriate to the effect that the recording of a transaction pursuant to Rule 204-2 under the Investment Advisers Act of 1940 should not be construed as an admission that the Firm or the Employee has any direct or indirect Beneficial Ownership in the securities concerned.

General Guidelines

1.	The Compliance Officer shall review all reports of personal securities transactions and compare such reports with any preclearance forms and with completed client portfolio transactions.

2.	The Compliance Officer will determine whether non-compliance with the Code of Ethics and Policy on Insider Trading and/or other applicable trading procedures may have occurred.

3.	All personal trades will be reviewed at least quarterly by the Compliance Officer and the Firm’s management.

4.	The Code of Ethics and Policy on Insider Trading will be distributed annually to all Employees for review.